Exhibit 10.2


May 18, 2006


Mr. Eric Hanke
BellaVista Capital
420 Florence Street, Suite 200
Palo Alto, California 94301

Re:      2006 Compensation Agreement

Dear Eric:

This letter will confirm your Compensation Agreement for the remainder of 2006. Outlined below you will find the various components:

1. Base Salary - $150,000: Your Base Salary effective May 15, 2006 will be $150,000 per year.

2. Annual Bonus for Performance to Plan - $50,000: You will be eligible to earn an annual bonus of up to $50,000 based on the company's performance relative to certain performance metrics as established on an annual basis by the Board of Directors. For 2006 the three (3) components of this Performance Bonus will be based 25% on expense control; 25% on the management of the Loan Portfolio; and 50% on the annual NRV. Outlined in the three (3) areas below are the trigger points for achieving the various components of this Performance Bonus. The actual amount earned for each component will be calculated based on interpolating between the points listed below.

     A    NRV - 50% ($25,000):

          ---------------------------------------------------------------
          NRV less than $4.68:                                        0
          ---------------------------------------------------------------
          NRV between $4.69 and $4.72:                           $6,000
          ---------------------------------------------------------------
          NRV between $4.73 and $4.76:                          $14,000
          ---------------------------------------------------------------
          NRV above $4.76:                                      $25,000
          ---------------------------------------------------------------


     D.   Expense Control - 25% ($12,500):

          ---------------------------------------------------------------
          105% of 2006 budget or below:                         $12,500
          ---------------------------------------------------------------
          Above 105% of 2006 budget:                                  0
          ---------------------------------------------------------------


     E.   Management of Loan Portfolio - 25% ($12,500):

          The loans considered will be all loans that are active at any point during 2006. The criteria considered to earn this bonus will include subjective measures related to an assessment of your diligence in monitoring the loans. Objective measures related to the performance of the loans compared to loan proforma will also be considered.

          The Plan Bonus will be paid in the following quarter after calendar year end in order to ensure that the calendar year-end NRV, and evaluation of the expenses and Loan portfolio are complete. In addition, you must be a full time employee of the company in good standing with your performance rated as fully meeting expectations as determined by the Board of Directors.

                                                                   Exhibit 10.2


3. Deferred Compensation if NRV growth is between 10% and 13% Compounded Annually over a 3 year period: You will have the potential to earn 70,588 shares of restricted stock based on the NRV's compounded growth rate over a 3 year period. The restricted stock will vest on 12-31-08. 25% of the shares of the restricted stock will vest if the NRV at 12/31/08 is determined to be $5.67 per share. If the NRV at 12/31/08 is determined to be $6.12 per share, 100% of restricted stock will vest. If the NRV falls between $5.67 per share and $6.12 per share, the exact amount of vested restricted stock will be a straight line interpolation between those amounts. No shares will be awarded/vested for performance below a 10% compounded annual return.

4. Deferred Compensation if compounded growth of NRV Exceeds the 13% target as of 12-31-08: In addition to the deferred compensation outlined in item No. 3 above, you may earn a discretionary bonus based on an NRV increase greater than the $6.12 per share at 12/31/08. As a basis for this discretionary bonus, the Board of Directors will consider awarding you a number of shares equal to 8% of the marginal stock value increase above $6.12. The number of shares granted would be calculated by taking the determined NRV at 12/31/08 and subtracting $6.12 per share, multiplying that result by the number of shares outstanding and then multiplying that product by 8%. The actual number of shares awarded will be determined at the sole discretion of the Board of Directors taking into account the risk profile of the portfolio and the overall management of the company. The Board of Directors will contact a compensation specialist in an attempt to structure any and all deferred compensation in order to minimize the tax consequence to you.

5. Termination of Employment Without Cause: In the event that your employment with BellaVista is terminated without cause, the number of shares of any restricted stock granted would be determined according to the following calculation: The NRV from the last publicly filed report prior to your termination will be used to determine a compounded annual growth rate based on the NRV per share of $4.25 at December 31, 2005. The granted percentage of stock (prior to the proration for time below) will be calculated based on this compounded annual growth rate by interpolating from the vesting percentages described in paragraphs 3 and 4 of this agreement. The vesting percentage is then multiplied by 70,588 shares to determine the pre-proration number of shares. In order to determine the actual number of shares granted, the pre-proration number of shares is then multiplied by a fraction, the numerator of which is the number of days from January 1, 2006 to the date of notice of termination and the denominator of which is 1,095 days. In addition, you will receive as sole compensation and consideration 6 months severance in the form of salary continuation for that 6-month period. Issuance of these shares and payment of this severance is contingent upon your signing a written release of all claims against the company related in any way to your employment, your termination or your shareholdings.

9. Termination of Employment With Cause: In the event that your employment is terminated for cause, you will receive any salary and accrued vacation earned as of the date of your termination. All claims to all bonuses, annual or long term will be forfeited. For the purposes of this Agreement, "Cause" shall mean the commission of a felony or a crime involving moral turpitude or the commission of any other material act or omission involving dishonesty, disloyalty or fraud with respect to the Company; conduct which tends to bring the Company into substantial public disgrace or disrepute; a substantial failure to perform duties as reasonably directed by the Board of Directors in writing, or a second occurrence of insubordination; gross negligence or willful misconduct with respect to material duties to the Company; or any other material breach of this Agreement.

10. Voluntary Termination: In the event that you voluntarily terminate your employment with BellaVista, you agree to provide 30-day written notice to the Chairman of the Board of Directors. You will receive salary and accrued vacation earned as of the date of your voluntary termination. All claims for severance pay, annual bonuses or any deferred compensation will be forfeited.

This 2006 Compensation Agreement supercedes any and all previous agreements and there are no terms or conditions in effect that are not reflected in this 2006 Compensation Agreement. Your employment is at will. BellaVista and you agree that either you or BellaVista may at any time, with or without cause and with no advance notice, terminate the employment relationship.

                                                                   Exhibit 10.2


Please indicate your acceptance of this Agreement by signing in the indicated space below. It would be appreciated if you would then forward a copy of the executed Agreement to me and to our Chairman of the Board, Mr. William Offenberg.

Sincerely,




Michael Rider, President
BellaVista Capital

PBW